Exhibit 99.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

PERKINELMER HOLDINGS, INC.

AND

JAMES N. MACRI

Dated as of July 27, 2006

Execution Copy

1.	PURCHASE AND SALE OF SHARES		1

	1.1	Shares	1

	1.2	Purchase Price	1

	1.3	Adjustments to Purchase Price	2

2.	CLOSING		3

	2.1	Closing	3

	2.2	Closing Obligations	4

	2.3	Completion of Transactions	5

	2.4	Satisfaction of Obligations	5

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		5

	3.1	Due Organization	6

	3.2	Authorization	6

	3.3	No Conflicts; Approvals	6

	3.4	Capitalization	7

	3.5	Dividends and Distributions	8

	3.6	Contracts	8

	3.7	Undisclosed Liabilities and Obligations	9

	3.8	Title to, Sufficiency and Nature of Assets, etc	9

	3.9	Financial Statements	10

	3.10	Accounts Receivable	10

	3.11	Inventory	10

	3.12	No Material Adverse Effect	10

	3.13	Absence of Changes	10

	3.14	Litigation	11

	3.15	Taxes	12

	3.16	Conformity with Law	14

	3.17	Governmental Authorizations	15

	3.18	Affiliated Transactions.	16

	3.19	Environmental Matters	17

	3.20	Employee Benefits	17

	3.21	Employees	19

	3.22	Intellectual Property	20

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	3.23	Insurance	22

	3.24	Business Relationships	23

4.	REPRESENTATIONS OF THE BUYER		23

	4.1	Due Organization	23

	4.2	Authorization	23

	4.3	No Conflicts; Approvals	24

	4.4	Broker Dealers	24

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER		24

	5.1	Representations and Warranties; Performance of Obligations	24

	5.2	Closing Documents	24

	5.3	Proceedings Satisfactory	25

	5.4	No Litigation	25

	5.5	Asset Purchase	25

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		25

	6.1	Representations and Warranties; Performance of Obligations	25

	6.2	Closing Documents	25

	6.3	Proceedings Satisfactory	25

	6.4	Affiliate Transactions	26

	6.5	No Litigation	26

	6.6	Consents and Approvals	26

	6.7	No Claim Regarding Stock Ownership or Sale Proceeds	26

	6.8	Asset Purchase	26

	6.9	Resignations	26

7.	ADDITIONAL COVENANTS		26

	7.1	Further Assurances	26

	7.2	Protection of Relationships	26

	7.3	Nondisclosure of Confidential Information	27

	7.4	Public Announcements	27

	7.5	Non-competition; Non-solicitation	27

	7.6	Tax Matters	28

8.	INDEMNIFICATION		31

	8.1	Survival of Representations and Warranties	31

	8.2	General Indemnification by the Seller	32

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	8.3	Indemnification by the Buyer	32

	8.4	Notification of Claims.	33

	8.5	Limitations on Seller’s Indemnification Obligations	34

	8.6	Limitations on Buyer’s Indemnification Obligations	35

9.	GENERAL		35

	9.1	Cooperation	35

	9.2	Successors and Assigns	35

	9.3	Entire Agreement; Amendment	36

	9.4	Expenses	36

	9.5	Notices	36

	9.6	Exercise of Rights and Remedies	37

	9.7	Exhibits and Schedules	37

	9.8	Headings	37

	9.9	Severability	37

	9.10	Counterparts	37

	9.11	Jurisdiction	37

	9.12	Service of Process	38

	9.13	Governing Law	38

EXHIBITS AND SCHEDULES

Exhibit 1.3	Working Capital Methodology
Exhibit 2.2(a)(ii)	Employment Agreement
Exhibit 2.2(a)(iii)	Lease
Exhibit 2.2(a)(vii)	Opinion of Seller’s Counsel
Exhibit 2.2(b)(iii)	Buyer’s Release and Covenant Not to Sue
Schedule 1	Glossary of Defined Terms
Schedule 2	Employee Shares
Schedule 3	Disclosure Letter

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 27, 2006, by and between PerkinElmer Holdings, Inc., a Massachusetts corporation (the “Buyer”), and James N. Macri, an individual resident in the State of New York (the “Seller”).

RECITALS:

WHEREAS, the Seller is the owner of 87.7425945% of all of the issued and outstanding shares (the “Seller’s Shares”) of capital stock of NTD Laboratories, Inc., a New York corporation (the “Company”), with certain employees of the Company listed on Schedule 2 attached hereto (the “Employee Shareholders”) owning the number of shares set forth opposite their respective names (the “Employee Shares”); and

WHEREAS, when combined with the Employee Shares, the Seller’s Shares constitute all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”); and

WHEREAS, the Employee Shareholders are obligated to sell their respective Employee Shares at the time and to the Person acquiring the Seller’s Shares; and

WHEREAS, the Company is a duly licensed clinical laboratory that performs testing on the blood and amniotic fluid samples of pregnant women for the purpose of determining prenatal health risks of a fetus for Downs Syndrome, Trisomies, Aneuploidies and Neural Tube Defects and performs biochemical research in the area of Downs Syndrome, Trisomies, Aneuploidies and Neural Tube Defects (the “Business”); and

WHEREAS, the Seller and the Employee Shareholders wish to sell to the Buyer, and the Buyer wishes to purchase from the Seller and the Employee Shareholders, the Shares for the consideration and on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants, contained herein, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF SHARES.

1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell and transfer the Seller’s Shares and cause the Employee Shares to be sold and transferred to the Buyer free and clear of all Encumbrances, and the Buyer will purchase the Seller’s Shares from the Seller and the Employee Shares from the respective Employee Shareholders. For purposes of this Agreement, “Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.2 Purchase Price. The purchase price (the “Seller’s Shares Purchase Price”) for the Seller’s Shares will be forty-two million nine hundred and fifty thousand and no/100 dollars

($42,950,000), reduced by the adjustment amount as determined in accordance with Section 1.3, which will be paid to the Seller by the Buyer in cash at Closing by wire transfer to the account designated by Seller in writing prior to Closing. The purchase price for the Employee Shares shall be six million and no/100 dollars ($6,000,000) (the “Employee Shares Purchase Price”) and not subject to adjustment, and will be paid in escrow to the Seller’s counsel, Jaspan, Schlesinger Hoffman LLP, as escrow agent (the “Escrow Agent”). Within three (3) days following the Closing, Buyer shall notify the Escrow Agent of the amount of applicable federal (including employee payroll taxes), state, local and other Tax withholding applicable to each Employee Shareholder as a result of the original issuance of the Employee Shares. The Escrow Agent will thereupon promptly remit such withholdings to the Company in cash and shall pay in cash to each Employee Shareholder the Employee Shares Purchase Price, less withholdings, allocable to such Employee Shareholder (such allocation, prior to withholdings, to be proportionate to the number of Employee Shares held by each such Employee Shareholder). All such remittances shall be by wire transfer to the accounts designated by such Employee Shareholders or the Company, as the case may be. Upon such remittances, the duties and responsibilities of the Escrow Agent hereunder shall terminate. The Seller’s Shares Purchase Price and the Employee Shares Purchase Price are herein collectively referred to as the “Purchase Price.”

1.3 Adjustments to Purchase Price.

(a) The Seller’s Shares Purchase Price shall be decreased by the amount, if any, by which the Working Capital as of the Closing Date as computed utilizing the methodology set forth in Exhibit 1.3 is less than the Target Working Capital. “Working Capital” as of any date shall mean Current Assets less Current Liabilities of the Company. “Target Working Capital” shall mean three million four hundred thousand and no/100 ($3,400,000.00) dollars. “Current Assets” shall mean cash and cash equivalents and accounts receivable less reserves, determined in each case in accordance with GAAP. “Current Liabilities” shall mean accounts payable, accrued expenses, accrued interest, unearned income, accrued Taxes or Taxes payable and any other current liabilities, determined in each case in accordance with GAAP. “GAAP” shall mean generally accepted United States accounting principles and, to the extent that an applicable line item comprising Working Capital has been prepared in accordance with GAAP on the Financial Statements, on a basis consistent with the basis on which such line item has historically been prepared. In the event of any discrepancy between the methodology contained in Exhibit 1.3, GAAP or historical data, the provisions of Exhibit 1.3 shall prevail.

(b) At least one business day prior to the expected Closing, the Seller shall have delivered to the Buyer a report (the “Preliminary Report”) showing in detail the preliminary estimate of the adjustments referred to in this Section 1.3, which are calculated in accordance with this Section 1.3 as of the Closing Date (or as of any other date(s) to which the parties mutually agree), together with any documents substantiating the determination of the adjustments to the Purchase Price proposed in the Preliminary Report, and the Buyer shall have provided prompt written notice to Seller if it disagrees with any items in the proposed Preliminary Report. The parties shall have negotiated in good faith to resolve any dispute and shall have reached an agreement prior to the Closing Date on such preliminary adjustments to the Purchase Price as of the Closing Date. The adjustments shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Purchase Price payable at the Closing.

(c) As promptly as reasonably practicable and in any event within 90 days after the Closing Date, the Buyer shall deliver to the Seller a report (the “Final Report”), showing in detail its final determination of the adjustments referred to in this Section 1.3 as of the Closing Date, in accordance with Exhibit 1.3 and GAAP. The Buyer shall provide the Seller with prompt reasonable access to all records that the Buyer has in its possession or control to the extent reasonably requested by the Seller to evaluate the Final Report. If the Seller concludes that the Final Report does not accurately reflect the adjustments to be made to the Purchase Price in accordance with this Section 1.3 and desires to object thereto, the Seller shall, within 30 days after its receipt of the Final Report, provide to the Buyer a written statement of any discrepancies believed to exist. If the Seller does not provide such a written statement to the Buyer within thirty (30) days after his receipt of the Final Report, then the Final Report as delivered by the Buyer shall be conclusive and binding on all parties to this Agreement and not subject to dispute or judicial review. The Buyer and the Seller shall use good faith efforts to jointly resolve any discrepancies within thirty (30) days of the Buyer’s receipt of the Seller’s written statement of discrepancies, which resolution, if achieved, shall be conclusive and binding upon all parties to this Agreement and not subject to dispute or judicial review. If the Buyer and the Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, the Buyer and the Seller shall, within the following ten days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with the Seller’s discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is, or within two years prior to the Closing Date has been, engaged by the Buyer, the Seller or the Company. Such firm shall be instructed to promptly report its conclusions with respect to each specific adjustment which remains in dispute as to the appropriate amount of such adjustment pursuant to this Section 1.3, which shall be conclusive and binding on all parties to this Agreement and not subject to dispute or judicial review. Such firm shall not be instructed to conduct any independent audit activity but instead shall be instructed to only consider the relevant provisions of this Agreement and Exhibits annexed hereto and the information provided by the Buyer and the Seller (which will also be made available to the other party) to resolve the dispute. The cost of retaining such independent public accounting firm shall be borne (i) by the party whose amounts on the Buyer’s Final Report or the Seller’s written statement of any discrepancies thereto were greater in amount from the determination of the conclusion of the independent public accounting firm as to the adjustments pursuant to this Section, or (ii) equally by the parties in the event that such conclusion is an equal amount from the aggregate amounts on the Buyer’s Final Report and the Seller’s written statement of any discrepancies thereto.

(d) If either of the Buyer on one hand or the Seller on the other hand is determined to owe an amount to the other (with or without review by the independent accountant), the appropriate party shall pay such amount thereof to the other, within three (3) business days after receipt of such determination (and if such amount is not paid within such three business day period, then, interest shall be paid on such amount from the Closing Date through the date of payment at an annual rate of 6%).

2. CLOSING.

2.1 Closing. The consummation of the transactions contemplated hereby will take place at the offices of the Buyer’s counsel at 875 Third Avenue, New York, NY 10022, at 10:00 a.m.

(local time) on July 27, 2006 or at such other time and place as shall be mutually agreed to by the parties. The date and event of closing are respectively referred to in this Agreement as the “Closing Date” and “Closing.”

2.2 Closing Obligations. At the Closing:

(a) The Seller will deliver to the Buyer:

(i) certificates representing the Shares, duly endorsed by the respective owners thereof (or accompanied by duly executed stock powers), for transfer to the Buyer in form and substance satisfactory to the Buyer;

(ii) an employment and noncompetition agreement in the form of the letter agreement attached hereto as Exhibit 2.2(a)(ii), executed by the Seller (the “Employment Agreement”);

(iii) a lease for the principal executive offices and laboratory of the Company in the form of Exhibit 2.2(a)(iii) attached hereto, executed by Seller’s affiliated entity Oakwood Associates, LLC and by a representative of Buyer serving as an officer, and on behalf, of the Company (the “Lease”);

(iv) the Disclosure Letter executed by the Seller to Buyer concurrently with the execution and delivery of this Agreement;

(v) a certificate executed by the Seller representing and warranting to the Buyer that (x) each of the Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and (y) the Seller and the Company have satisfied all conditions set forth in Section 6 of this Agreement which have not been waived by Buyer;

(vi) executed resignations, effective as of the Closing Date of each officer and director of the Company;

(vii) copies of all consents required pursuant to Section 3.3(b) of this Agreement;

(viii) an opinion of Jaspan Schlesinger Hoffman LLP, dated as of the Closing Date, in the form of Exhibit 2.2(a)(viii) attached hereto;

(ix) possession or control of the corporate seal, all books of account, minute books, stock record books, and other records of the Company then in the possession or control of the Seller or his representatives;

(x) copies of the Company’s organizational documents, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; a complete list of the officers and directors of the Company, certified by a Secretary or Assistant Secretary of the Company to be true and correct as of the Closing Date; a long form certificate of good standing from the Secretary of

State of the State of New York showing all documents filed in such office with regard to the Company; a tax clearance certificate and good standing certificate from New York; copies of resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; and

(xi) written proof of payment of the Company’s estimated U.S. federal tax payment for the tax year ended June 30, 2006, in the amount of US$820,000.

(b) The Buyer will deliver to the Seller:

(i) $42,950,000 by wire transfer to an account or accounts specified by the Seller for the Seller’s Shares and $6,000,000 by wire transfer to an account specified by the Escrow Agent for the Employee Shares, to be disbursed by the Escrow Agent in accordance with Section 1.2;

(ii) a certificate executed by the Buyer representing and warranting to the Seller that (x) each of the Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and (y) the Buyer has satisfied all conditions set forth in Section 5 of this Agreement;

(iii) a release and covenant not to sue Seller in the form of Exhibit 2.2(b)(iii) attached hereto;

(iv) the Employment Agreement executed by a representative of Buyer serving as an officer, and on behalf, of PerkinElmer Life and Analytical Sciences; and

(v) the Lease executed by a representative of Buyer serving as an officer, and on behalf, of the Company.

2.3 Completion of Transactions. All of the transactions to be concluded at the Closing shall be deemed concluded simultaneously at 10:00 a.m. Eastern Time on the Closing Date. Unless waived, no transaction or delivery to be concluded at the Closing shall be deemed finally concluded unless and until all such transactions or deliveries are concluded.

2.4 Satisfaction of Obligations. The Buyer’s delivery of the funds via wire transfer in the amount and to the account or accounts specified in Section 2.2(b)(i) shall, to the extent of the funds so delivered, fully and finally discharge the obligation of the Buyer with regard to the payment to the Seller and to the Employee Shareholders of the Seller’s Shares Purchase Price and Employee Shares Purchase Price, respectively; provided, however, that the Seller’s Shares Purchase Price shall be reduced by the adjustment amount as set forth in Section 1.3.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants that the statements contained in this Section 3 are true and correct as of the Closing Date, except as set forth in the Disclosure Letter attached hereto as

Schedule 3 dated and delivered as of the date hereof by the Seller to Buyer (the “Disclosure Letter”). The Disclosure Letter shall be arranged in sections corresponding to each Section of this Article 3 provided, however, that once an exception has been set forth or a document listed in the Disclosure Letter, it shall be deemed disclosed and an exception to any other applicable representation or warranty.

3.1 Due Organization. Schedule 3.1 of the Disclosure Letter contains a complete and accurate list of the Company’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business. The Company is duly organized, validly existing and in good standing under the laws of the State of New York. The Company is duly authorized, qualified and licensed under all Applicable Laws necessary to (i) own, lease, operate or otherwise hold its properties and assets and (ii) carry on its Business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on the business, operations, assets, properties or condition, financial or otherwise, or prospects of the Company (a “Material Adverse Effect”). NTD Laboratories, Inc, is the only name or trade name under which the Company has in the past or currently conducts its Business. The Seller has delivered to the Buyer true and complete copies of the organizational documents of the Company, as currently in effect. Except as set forth in Schedule 3.1 of the Disclosure Letter, the Company does not (a) own of record or beneficially, directly or indirectly, or have any rights to acquire, (i) any shares of capital stock or securities convertible into capital stock of any other corporation (except the right to obtain shares of Warnex Inc., which right shall be assigned to Seller, such assignment being consented to by Buyer and the Company) or (ii) any participating interest in any partnership, joint venture or other non corporate business enterprise or (b) control, directly or indirectly, any other entity.

3.2 Authorization. The Seller has the absolute and unrestricted right, power, authority and capacity to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms. Upon the execution and delivery by the Seller of the Employment Agreement, the Seller’s endorsement and each Employee Shareholder’s endorsement of the certificates evidencing the Shares (or the executed stock power accompanying such certificates), and each other agreement, certificate or document executed by or on behalf of the Seller and delivered to the Buyer pursuant to this Agreement (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of the Seller or the Employee Shareholders, as the case may be, enforceable against the Seller or the Employee Shareholders, as the case may be, in accordance with their respective terms except as may otherwise be provided in the Disclosure Letter.

3.3 No Conflicts; Approvals.

(a) Except as listed in Schedule 3.3(a) of the Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a breach of any provision of the organizational documents of the Company, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained or waived with respect to any indenture, contract, agreement or instrument to which the Company or the Seller is a party or by which any of the properties or assets owned or used by the Company may be bound, (iii) violate any Applicable Law or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(b) Except as listed in Schedule 3.3(b) of the Disclosure Letter, no action, consent or approval by, or filing by the Seller or the Company with any Governmental Authority or any other Person or entity is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that with respect to consents, approvals or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the representation made in this sentence relies on the representation of Buyer in Section 4.3(b). For purposes of this Agreement, “Governmental Authority” means (a) any government or political subdivision thereof, whether federal, state, local or foreign, (b) any agency, department, division, court, tribunal or instrumentality of any such government or political subdivision and (c) any organization having governmental, regulatory or quasi-governmental or regulatory functions.

3.4 Capitalization.

(a) The authorized equity securities of the Company consist of two hundred (200) shares of common stock, no par value per share, of which 11.396973225 shares are issued and outstanding and constitute the Shares. The Seller is and will be on the Closing Date the record and beneficial owner and holder of the Seller’s Shares, free and clear of all Encumbrances, and the Employee Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Employee Shares, free and clear of all Encumbrances; and the Shares constitute all of the issued and outstanding equity securities of the Company. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Neither the issue nor sale of any equity securities of the Company violated the pre-emptive rights of any Person. Except as set forth in Schedule 3.4(a) of the Disclosure Letter, no Person has owned or held any equity securities of the Company at any time prior to the date hereof, other than the Seller and the Employee Shareholders. All of the Shares heretofore owned by the Seller or the Employee Shareholders have been, or shall be at the Closing, duly endorsed for transfer to the Buyer or are, or shall be at the Closing, accompanied by duly executed stock powers and, subject to payment by the Buyer to the Seller and each of the Employee Shareholders of the Purchase Price in accordance with the terms of this Agreement, upon delivery of the Shares to the Buyer on the Closing Date, the Buyer will have good, valid and marketable title to the Shares, free and clear of all Encumbrances.

(b) The Seller is not a party to any voting trust, proxy or other agreements or understandings with respect to the voting of any of the Shares. Schedule 3.4(b) of the Disclosure Letter contains a complete and accurate list, and the Seller has heretofore delivered or made available to the Buyer a true and complete copy of, each power of attorney that is currently effective and outstanding granted by the Seller with respect to any of the Shares. There are no contracts, agreements or understandings relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. There are no securities convertible into or exchangeable or exercisable for, or any options, warrants, subscriptions or other rights of any person with respect to, any of the authorized equity securities of the Company. To Seller’s Knowledge, none of the outstanding equity securities or other securities of the Company were issued in violation of any Federal or state securities law or any other Applicable Law.

3.5 Dividends and Distributions. All dividends and distributions by the Company have been made in compliance with the organizational documents of the Company and, to Seller’s Knowledge, any Applicable Law.

3.6 Contracts.

(a) All contracts, whether written or oral (but in the case of oral contracts, excluding employee arrangements not required to be disclosed under any of the other Company and Seller representations herein), to which the Company is a party (the “Contracts”) are listed on Schedule 3.6(a) of the Disclosure Letter.

(b) Except as set forth in Schedule 3.6(b) of the Disclosure Letter, each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(c) Except as set forth in Schedule 3.6(c) of the Disclosure Letter, as to each Contract:

1.	the Company is in full compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

2.	to the Knowledge (as hereinafter defined) of the Seller, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all applicable terms and requirements of such Contract;

3.	to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company, or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

4.	the Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

For purposes of this Agreement, “Knowledge” of the Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of the Seller after due investigation concerning the existence of the fact or matter in question by means of consultation with the senior-most person at the Company with expertise in the relevant area.

(d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(e) The Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business (as defined in Section 3.7 below) and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Applicable Law.

3.7 Undisclosed Liabilities and Obligations. Except as set forth in Schedule 3.7 of the Disclosure Letter, to Seller’s Knowledge the Company has no material liabilities or material obligations of any kind, whether known or unknown, whether accrued, absolute, secured or unsecured, fixed, contingent or otherwise, other than liabilities or obligations reflected or reserved against in the Balance Sheet (as defined in Section 3.9 below) and current liabilities incurred in the Ordinary Course of Business of the Company since the date thereof. Except as set forth in Schedule 3.7 of the Disclosure Letter, there are no material claims, liabilities or obligations, nor to the Knowledge of the Seller any basis for assertion against the Company of any material claim, liability or obligation, of any nature in any amount not reflected or reserved against in the Balance Sheet. To the Knowledge of Seller, no claim against the Company is pending, outstanding or threatened, alleging liability or obligation for damages in connection with any of the Company’s products or services, except as set forth in Schedule 3.7 of the Disclosure Letter. The warranties and representations contained in this Section 3.7 shall not be deemed or construed to apply to Taxes which are independently and exclusively contained in Section 3.15 of this Agreement. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company (including with respect to quantity and frequency).

3.8 Title to, Sufficiency and Nature of Assets, etc. The Company owns or leases all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own or lease located in the facilities operated by the Company or reflected as owned or leased in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements (as defined in Section 3.9 below) (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business of the Company); all such properties and assets are in operating condition (reasonable wear and tear excepted) and are suitable for their intended use, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for inventory, short-term investments and personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business of the Company) are listed in Schedule 3.8 of the Disclosure Letter.

3.9 Financial Statements. The Seller has delivered to the Buyer: (a) unaudited balance sheets of the Company as of June 30 in each of the years 2003 through 2005, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, compiled by Bertucelli & Malaga, LLP, independent certified public accountants, and (b) an unaudited balance sheet of the Company as at June 30, 2006 (the “Balance Sheet” and the “Balance Sheet Date”), and the related statement of income for the twelve months then ended. A copy of the Balance Sheet is attached to Schedule 3.9 of the Disclosure Letter. The financial statements described in this Section 3.9 are collectively referred to as the “Financial Statements”. Except as set forth in Schedule 3.9 of the Disclosure Letter, such Financial Statements (x) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, and (y) reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial condition at the respective dates of the balance sheets contained in the Financial Statements and the results of operations for the twelve months ended on each balance sheet date. Except as set forth in Schedule 3.9 of the Disclosure Letter, no financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.10 Accounts Receivable. Except as set forth in Schedule 3.10 of the Disclosure Letter, all accounts receivable of the Company, whether or not reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business of the Company.

3.11 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable in the Ordinary Course of Business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off.

3.12 No Material Adverse Effect. Since the Balance Sheet Date, to the Knowledge of Seller, there has not been any change in the Business, operations, properties, prospects, assets, or financial condition of the Company that would reasonably be expected to have a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on the Company.

3.13 Absence of Changes. Except as set forth in Schedule 3.13 of the Disclosure Letter, since the Balance Sheet Date the Company has conducted the Business only in the Ordinary Course of Business and to the Knowledge of Seller there has not been:

(a) any change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; grant of any phantom or similar rights which give any Person any interest in any portion of the revenue or earnings of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) any amendment to the organizational documents of the Company;

(c) any payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any stockholder, director, officer, or employee;

(d) any retirement, resignation, or other termination of the employment of any key employee of the Company nor any notice or notification regarding any intended retirement, resignation, or other termination of the employment of any key employee of the Company;

(e) any sale, lease, transfer, or assignment of any of the Company’s assets, tangible or intangible, used or useful in the conduct of the Business (other than sales of inventory in the Ordinary Course of Business);

(f) any entry into, termination of, or receipt of formal or informal notice or advice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

(g) any grant of any license or sublicense of any rights or modification of any rights under or with respect to, or entry into any settlement regarding any infringement of the Company’s rights to, any Intellectual Property relating to the conduct of the Business;

(h) any damage, destruction, or loss (whether or not covered by insurance) to the property used or useful in the conduct of the Business;

(i) any capital expenditure or any agreement to incur any liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000;

(j) any loan, advance or capital contribution to, or investments in, any other Person or acquisition or agreement to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any other Person;

(k) any cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

(l) any material change in the accounting methods used by the Company;

(m) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the conduct of the Business; or

(n) any agreement, whether oral or written and whether formal or informal, by the Company to do any of the foregoing.

3.14 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened against or affecting the Company, nor is there any reasonable basis therefor and no notice (whether oral or written) of any claim, action, suit or proceeding, whether pending or threatened, has been received. There is no proceeding that has been commenced or threatened against the Seller or the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

3.15 Taxes. Except as set forth in the applicable subsection of Schedule 3.15 of the Disclosure Letter:

(a) The Company (i) has filed on a timely basis with the appropriate authorities all returns, amended returns, declarations, reports, claims for refunds, estimates, statements regarding Taxes (as hereinafter defined), and information returns which are or were filed or required to be filed under Applicable Law, whether on a consolidated, combined, unitary or individual basis (the “Tax Returns”) regarding any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including any income, franchise, gross receipts, real property, personal property, sales, use, services, registration, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, disability, excise, severance, stamp, occupancy, premium, windfall profits, environmental, customs, occupation tax or other tax of any kind whatsoever, and any interest, additions to tax and penalties in connection therewith and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person (each a “Tax” and together, the “Taxes”) which are or were filed or required to be filed on or before the date of this Agreement under Applicable Law, whether on a consolidated, combined, unitary or individual basis, which Tax Returns are true, correct and complete in all respects and were prepared in substantial compliance with all Applicable Laws and regulations, (ii) has paid in full on a timely basis to the appropriate Taxing authorities all Taxes required to have been paid by the Company, and (iii) has timely and properly collected or withheld all Taxes or other amounts required to have been collected or withheld by the Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law and “IRS” shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

(b) No taxing authority has asserted any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable. There is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable. No statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended and the Company has not agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not a party to or bound by any Tax sharing or Tax allocation agreement, arrangement or understanding.

(c) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable. No assessment has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns based upon a claim that the Company is or may be subject to taxation by that jurisdiction.

(d) To Seller’s Knowledge, neither the Seller, nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 3.15(d) of the Disclosure Letter lists all Tax Returns filed by the Company for taxable periods ended on or after June 30, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since June 30, 2001.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and, to Seller’s Knowledge, (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and does not have any liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Schedule 3.15(f) of the Disclosure Letter sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment credit, credit for increasing research activities or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(g) The unpaid Taxes of the Company (i) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business of the company.

(h) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(i) Other than as set forth in Schedule 3.15(i) of the Disclosure Letter, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

3.16 Conformity with Law.

(a) Except as set forth on Schedule 3.16 of the Disclosure Letter, the Company has conducted and is conducting its Business in compliance with all applicable presently enacted federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, statute, regulation or treaty (collectively, “Applicable Laws”) and, to Seller’s Knowledge, is not in violation of any Applicable Laws, including without limitation any Applicable Laws relating to (x) clinical laboratories, (y) the performance of research and testing on the blood and amniotic fluid samples of pregnant women or (z) privacy or confidentiality of health records or personal health information. To Seller’s Knowledge, the Company has not caused or taken any action that is reasonably expected to result in any potential liability or obligation under any Applicable Laws. The Company has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Laws. The Company is not in default with respect to any order, writ, injunction or decrees of any court of Governmental Authority applicable to the Company.

(b) To Seller’s Knowledge, the Company has not engaged in, nor has any Affiliate engaged in any activity that has caused the Company to engage in, activity that is prohibited under the Federal Medicare and Medicaid Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder, or related state or local fraud and abuse statutes or regulations including, without limitation: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for the furnishing or the arranging for the furnishing of any items or service for which payment may be made in whole or in part by Medicare or Medicaid or other federal or state health care program, or (ii) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other federal or state health care program; and (e) presenting or causing to be presented a claim for reimbursement of services under Medicare, Medicaid, or other federal or state health care program, which claim is for an item or service that is known or should be known to be (i) not provided as claimed, or (ii) false or fraudulent. Except as set forth on Schedule 3.16 of the Disclosure Letter, neither the Company nor any of its Affiliates has established or maintained a “financial relationship,” as that term is defined by the Stark Law, 42 U.S.C. § 1395nn, with any physician or with an immediate family member of any physician who makes referrals to the Company or any of its Affiliates for designated health services, unless such financial relationship or referral, as applicable, meets an exception to the Stark Law.

3.17 Governmental Authorizations. Schedule 3.17 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization (as hereinafter defined) that is held by the Company or that otherwise relates to the Business of the Company. Each Governmental Authorization listed or required to be listed in Schedule 3.17 of the Disclosure Letter is valid and in full force and effect. The Governmental Authorizations listed in Schedule 3.17 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its Business in the manner it currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets, including, without limitation, Governmental Authorization applicable to clinical laboratories or the performance or research and testing on the blood and amniotic fluid samples of pregnant women in each applicable jurisdiction where such Governmental Authorizations are required. Except as set forth in Schedule 3.17 of the Disclosure Letter:

(a) the Company has been and is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17 of the Disclosure Letter;

(b) to Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17 of the Disclosure Letter, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17 of the Disclosure Letter;

(c) the Company has not received any notice or other communication (whether oral or written) from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(d) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.

For purposes of this Agreement, “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

3.18 Affiliated Transactions.

(a) Except as listed in Schedule 3.18(a) of the Disclosure Letter, neither the Seller nor the Company is a party to or bound by any contract or arrangement with any Affiliate of the Seller or the Company and no Affiliate of the Seller or the Company owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the conduct of the Business. Except as listed in Schedule 3.18(a) of the Disclosure Letter, neither the Seller nor the Company or any Affiliate of the Seller or the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except as set forth in Schedule 3.18(a) of the Disclosure Letter, neither the Seller nor the Company or any Affiliate of the Seller or the Company is a party to any contract with, or has any claim or right against, the Company.

(b) For the purposes of this Agreement, “Affiliate” means, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (ii) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of the Company, (iii) the Members of the Immediate Family (x) of each officer, director or holder described in clause (ii) and (y) of the Seller and (iv) each Person of which such specified Person or an Affiliate (as defined in clauses (i) through (iii)) thereof will, directly or indirectly, beneficially own at least 20% of the equity of at such time.

(c) For purposes of this Agreement, “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

(d) For purposes of this Agreement, “Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

3.19 Environmental Matters.

(a) The Company (i) has complied with all applicable Environmental Laws and has not received any notice of, and the Seller has no Knowledge of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance; (ii) is not subject to any existing, pending or , to Seller’s Knowledge, threatened proceedings under any Environmental Laws; and (iii) to Seller’s Knowledge, has not released any Hazardous Substances (as hereinafter defined) from or at any property or facility ever owned or, leased, used or operated by the Company or its predecessors. For purposes of this Agreement, “Environmental Laws” means any presently enacted Applicable Law, judgment, order, injunction, or governmental requirement, in each case relating to (x) the protection of the environment, health, safety or natural resources, (y) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (z) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

(b) To Seller’s Knowledge, no event has occurred or operating practice is being employed that might reasonably be expected to give rise to liability on the part of the Company for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest, expenses and costs of responses (including any such liability on account of the right of any governmental or private entity or Person, and including closure expenses, costs of assessment, containment, removal or response (other than monitoring transportation or disposal of materials required to be transported or disposed of in the Ordinary Course of Business of the Company) arising under any Environmental Laws, as a result of or in connection with, the following: (i) the handling, storage, use, transportation or disposal of any Hazardous Substances (as hereinafter defined) in or near or from facilities or plants, used by the Company or its predecessors; (ii) the handling, storage, use, transportation or disposal of any Hazardous Substances by the Company or its predecessors which Hazardous Substances were a product, by product or otherwise resulted from the operations conducted by or on behalf of the Company or its predecessors; or (iii) any intentional or unintentional emission, discharge or release of any Hazardous Substances in or near or from facilities or plants into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Hazardous Substances in or near or from facilities and plants by or on behalf of the Company or its predecessors. As used in this Agreement, “Hazardous Substances” shall mean any substance regulated pursuant to any Environmental Law.

3.20 Employee Benefits.

(a) Schedule 3.20(a) of the Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (including any successor law, and regulations and rules issued pursuant to that Act or any successor law, “ERISA”), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by the Company or any other entity which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) or under which the Company or any ERISA Affiliate has any liability (collectively, the “Plans”).

(b) The Company has heretofore delivered or made available to Buyer true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(c) Except as set forth at Schedule 3.20(c) of the Disclosure Letter, (i) each of the Plans has been operated and administered in all material respects in compliance with Applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by Applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of the Company, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) all Plans (other than Plans providing for the payment of benefits from the general assets of the Company) could be terminated as of the Closing Date without material liability, (vi) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate incurring a material liability thereunder, (vii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (viii) all contributions or other amounts payable by the Company as of the Closing Date with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (ix) the Company has not engaged in a transaction in connection with which the Company is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the Knowledge of the Seller, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans, any fiduciaries of any such Plans or any trusts related to any such Plans, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under Code Sections 162(a)(1), 162(m) or 404, (xii) no “accumulated funding deficiency,” as defined in Section

302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(1) of the Code, exists with respect to any Plan, and (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

(d) Except as set forth at Schedule 3.20(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) restrict or prohibit the Company from amending any Plan, (ii) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of the Company under any Plan or otherwise, (iii) materially increase any benefits otherwise payable under any Plan or (iv) result in any acceleration of the time of payment or vesting of any benefits under any Plan or otherwise.

(e) Except as set forth at Schedule 3.20(e) of the Disclosure Letter, there are no agreements, contracts or arrangements, verbal or written, preserving any employee’s rights to specific benefits or compensation payments from and after the Closing, including but not limited to commitments to post-employment compensation or benefits.

3.21 Employees.

(a) Schedule 3.21(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; age; job title; current compensation paid or payable and any change in compensation since January 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s Plans.

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its Business as currently conducted, including any Proprietary Rights Agreement with the Seller or the Company by any such employee or director.

(c) Except as set forth in Schedule 3.21(c) of the Disclosure Letter, all employees of the Company are employed by the Company on an “at will” basis and may be terminated at any time without notice or payment of consideration or penalty by the Company.

(d) The Company has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and, to the Seller’s Knowledge, the Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

3.22 Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means all proprietary rights of every kind and nature throughout the world owned by the Company, including:

1.	patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing;

2.	copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing;

3.	trade secrets, know-how, processes, methods, data, formula, and information (including, without limitation, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals) and;

4.	trademarks, service marks, trade names, logos, designs, brand names, trade dress, and slogans (including, without limitation, any fictitious names used by the Company) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing;

(b) Ownership. Except as disclosed on Schedule 3.22(b) of the Disclosure Letter, the Company owns all Intellectual Property free and clear of any Encumbrance.

(c) Use. To Seller’s Knowledge, the Company has all rights necessary for the operation of the Business as it is currently conducted.

(d) Infringement. Except as set forth on Schedule 3.22(d) of the Disclosure Letter, neither the Company nor any Affiliate of the Company, in connection with the Business or the use or ownership of the Intellectual Property, has received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any intellectual property of any other Person (including any claim that the Company must license or refrain from using any intellectual property of any Person). To Seller’s Knowledge, except as set forth on Schedule 3.22(d) of the Disclosure Letter, no other Person has interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property.

(e) Scheduled Intellectual Property. Schedule 3.22(e) of the Disclosure Letter identifies all patent applications, registered trademarks, pending trademark applications and domain names owned by the Company that arise from or relate to the Business as it is currently conducted (“Scheduled Intellectual Property”). Except as set forth on Schedule 3.22(e) with respect to each item of Scheduled Intellectual Property:

1.	to Seller’s Knowledge, no claim has been filed or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

2.	to Seller’s Knowledge, all such Scheduled Intellectual Property is in compliance with formal legal requirements (including payment of any applicable filing, examination, maintenance and other fees or taxes) and is not subject to any fees, taxes or actions coming due within ninety (90) days after the Closing Date.

(f) Licensed Intellectual Property – Inbound Licenses. Schedule 3.22(f) of the Disclosure Letter identifies each item of intellectual property that is exploited in any manner in connection with the Business as it is currently conducted that is owned by a third party (other than Off-the-Shelf Software, as hereinafter defined) and identifies the Inbound License, if any, that provides the Company a valid right to use the exploited item. The Company has made available to the Buyer correct and complete copies of all such Inbound Licenses (as amended to date). The Company has fully complied with all Inbound Licenses and, with respect to Licensed Software (as defined in Section 3.22(i)), has obtained the appropriate number of licenses for all computers and workstations on which third party Software is loaded or used. For purposes of this Agreement, “Inbound License” means any Contract that provides the Company the right to use any item of intellectual property owned by a third party that is exploited in any manner in connection with the Business as it is currently conducted. To the Knowledge of Seller, and except as set forth on Schedule 3.22(f) of the Disclosure Letter, with respect to each Inbound License:

1.	the Inbound License is enforceable and in full force and effect and the Company is in full compliance therewith;

2.	no party to the license, sublicense, agreement or permission has repudiated or is in default of any provision thereof;

3.	the underlying item of Intellectual Property is not subject to any outstanding Order. For purposes of this Agreement, “Order” means any order, writ, judgment, decree, consent decree, injunction, award, settlement agreement, stipulation, ruling or subpoena of any Governmental Authority;

4.	no claim is pending or threatened with respect to the Inbound License or that challenges the legality or validity of the underlying item of Intellectual Property; and

5.	the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(g) Development; Confidentiality. Except as set forth on Schedule 3.22(g) of the Disclosure Letter, no Person other than the Company and its past and present employees (who at the time of the conception, creation or development were employees of the Company), have participated in the conception, creation or development of any Intellectual Property. To Seller’s Knowledge, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

(h) Software. Schedule 3.22(h) of the Disclosure Letter lists all Software that is used in the Business as it is currently conducted and all Software related to the Company’s pending patent applications (in each case, other than Off-the-Shelf Software), and identifies which of such Software is owned by the Company (“Owned Software”), and which is used pursuant to an Inbound License (“Licensed Software”). Except as set forth on Schedule 3.22(h), the Company has not disclosed, delivered, or agreed to disclose or deliver, or permitted the disclosure or delivery of any source code to any Owned Software to any third party. Except as set forth on Schedule 3.22(h), none of the Owned Software incorporates, or is dependent on, any Open Source Software. For each item of Open Source Software identified on Schedule 3.22(h) (if any), Schedule 3.22(h) identifies the open source license agreement pursuant to which the Company obtained the Open Source Software and describes how the Open Source Software is used. The eligibility of the Owned Software for protection under copyright law has not been forfeited to the public domain.

(i) For purposes of this Agreement, “Software” means computer software or firmware in any form, including put not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing. For purposes of this Agreement, “Open Source Software” means Software that is distributed as “open source software” or “free software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, the Berkeley Open Infrastructure for Network Computing License (BOINCL), the Berkeley Software Distribution License (BSDL) and the Redhat License. For purposes of this Agreement, “Off-the-Shelf Software” means readily available commercial software for which the Company has purchased a perpetual, paid-up license for a purchase price of less than $3,000 per user.

3.23 Insurance. The Company is, and will be through the Closing, insured with responsible insurers in respect of its properties, assets and Business against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule 3.23 of the Disclosure Letter correctly describes (by type, carrier, policy number, limits, premium, and expiration date) the insurance coverage carried by the Company, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. The Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder, is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, has not received notice of any insurance premiums which will be materially increased in the future, and is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

3.24 Business Relationships.

(a) Except as set forth in Schedule 3.24 of the Disclosure Letter, the Company has not been involved in any material controversy with any of its customers or suppliers.

(b) The Company has not been advised by any of its customers or suppliers that such customer or supplier was or is intending to terminate its relationship with the Company or would not continue to purchase equipment, supplies or services for future periods on account of any dissatisfaction with the Company’s performance or due to the transactions contemplated hereby. All business placed by all employees or other agents of the Company has been placed in the name of the Company, and all fees and compensation on such business have been paid to and are the property of the Company.

4. REPRESENTATIONS OF THE BUYER.

The Buyer makes the following representations and warranties to the Seller, and acknowledges and confirms that the Seller is relying upon such representations and warranties in connection with the execution, delivery, and performance of this Agreement, notwithstanding any investigation made by the Seller or on his behalf:

4.1 Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly authorized, qualified and licensed under all Applicable Laws to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed has not had and would not reasonably be expected to have a material effect on the Business, operations, assets, properties or condition, financial or otherwise or prospects of the Buyer.

4.2 Authorization. The Buyer has the absolute and unrestricted right, power and authority to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer and is enforceable against it in accordance with its terms. Upon the execution and delivery by the Buyer of the Employment Agreement, the Lease and each other agreement, certificate or document executed by or on behalf of the Buyer and delivered pursuant to this Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

4.3 No Conflicts; Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a breach of any provision of the organizational documents of the Buyer, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained or waived with respect to any indenture, contract, agreement or instrument to which the Buyer is a party or by which any of its properties or assets may be bound or (iii) violate any Applicable Law.

(b) No action, consent or approval by, or filing by the Buyer (including any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) with, any Governmental Authority or any other Person or entity is required in connection with the execution, delivery or performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby except any filing, consent, or approval that has been made or obtained prior to the Closing.

4.4 Broker Dealers. The Buyer has no obligation or liability of any kind to, or is subject to any claim of, any broker, dealer, finder or agent in connection with the purchase of the Shares or any of the transactions contemplated hereby. Neither the Seller nor the Company will be subject to any claim of any broker, dealer, finder or agent in connection with the purchase of the Shares by the Buyer or any of the transactions contemplated herein as a result of any action of the Buyer.

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

The obligation of the Seller to consummate the sale of the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Seller.

5.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Buyer contained in Section 4 shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Buyer on or before the Closing shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by a duly authorized officer of the Buyer shall have been delivered to the Seller.

5.2 Closing Documents. The Buyer must have delivered the Purchase Price and each of the documents required to be delivered by or at the direction of the Buyer pursuant to Section 2.2(b) and such other documents as the Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Buyer, (ii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 5, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

5.3 Proceedings Satisfactory. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyer hereunder or incidental to its performance hereunder and all other related legal matters shall be reasonably satisfactory to the Seller and its counsel.

5.4 No Litigation. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated hereby, and no Governmental Authority shall have taken any other action or made any request of the Seller or the Company as a result of which the Seller deems it inadvisable to proceed with the transactions hereunder.

5.5 Asset Purchase. The purchase of substantially all of the assets of J.N. Macri Technologies LLC (“Macri LLC”) shall have been consummated pursuant to an asset purchase agreement among Macri LLC, PerkinElmer Singapore Pte Ltd, and Seller of even date herewith (the “Macri LLC Acquisition” and, such asset purchase agreement, the “APA”).

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.

The obligation of the Buyer to consummate the purchase of the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Buyer.

6.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Seller contained in Section 3 shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Seller or the Company on or before the Closing shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by the Seller and the Company shall have been delivered to the Buyer.

6.2 Closing Documents. The Seller must have delivered the certificates representing the Shares, duly endorsed to the Buyer and each of the documents required to be delivered by or at the direction of the Seller pursuant to Section 2.2(a) and such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Seller, (ii) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

6.3 Proceedings Satisfactory. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Seller hereunder or incidental to his performance hereunder and all other related legal matters, shall be reasonably satisfactory to the Buyer and its counsel.

6.4 Affiliate Transactions. The Buyer shall be satisfied that any Contract listed on Schedule 3.18(a) is on terms no less favorable to the Company than would be negotiated on an arm’s length basis with any party that is unrelated or not an Affiliate. Except as contemplated by this Agreement, all debts and other obligations owed or required to be performed by the Seller or any Affiliate of the Seller (or any business entity owned or controlled by the Seller or any Affiliate of the Seller) to the Company shall have been paid, reserves established or discharged in full on or before the Closing Date or shall have been accrued as a liability, in accordance with GAAP, on the Preliminary Report. Except as contemplated by this Agreement and except for the LLC Agreement dated as of July 2003 among the Company, the Seller, Macri LLC, Vincent J. Macri and Equichem Research Institute Ltd., all agreements between the Company and the Seller and any Affiliate of the Seller shall have terminated on or before the Closing Date at no cost to the Company, provided such termination is not in violation of the Stipulation of Settlement filed with the United States District Court for the State of New Hampshire bearing No. C-01-464-JD.

6.5 No Litigation. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and no Governmental Authority shall have taken any other action or made any request of the Buyer as a result of which the management of the Buyer deems it inadvisable to proceed with the transactions hereunder.

6.6 Consents and Approvals. Each of the consents or approvals identified in Schedule 3.3(b) of the Disclosure Letter shall have been obtained and made by the Seller or the Company, as the case may be, and must be in full force and effect.

6.7 No Claim Regarding Stock Ownership or Sale Proceeds. Other than as provided for herein, there must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

6.8 Asset Purchase. The Macri LLC Acquisition shall have been consummated.

6.9 Resignations. The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company.

7. ADDITIONAL COVENANTS.

7.1 Further Assurances. From time to time after the Closing, at the request of a party and without further consideration, a party shall execute and deliver any further instruments and take such other action as may be reasonably requested by the requesting party to carry out the transactions contemplated hereby, including but not limited to any assignments of Intellectual Property. The Seller shall provide all cooperation reasonably requested by the Buyer in connection with any effort by the Buyer to establish, perfect, defend, or enforce its rights in or to the Shares at Buyer’s expense.

7.2 Protection of Relationships. The Seller will not willfully and intentionally at any time prior to the Closing Date take, and will cause the Company not to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, collaborator, joint venturer, or other business associate of the Company from maintaining current business relationships with the Company.

7.3 Nondisclosure of Confidential Information. The Seller recognizes and acknowledges that he has in the past had, or currently has, access to certain confidential information about the Company and Macri LLC (including, but not limited to, previously maintained confidential information in their respective Intellectual Property, customers, assets, and Contracts (as each is defined herein and in the APA, respectively)) and the Business. The Seller agrees that he will not use such confidential information or disclose such confidential information to any Person or entity except in connection with his employment by the Company and an Affiliate thereof, unless such information is known by a third party who obtained such information without breach of any confidentiality agreement, becomes known to the public generally through no fault of the Seller or unless the Seller is required by Applicable Law to disclose such information. Notwithstanding the foregoing, any party (and each employee, representative, or other agent of each party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or analyses) that are provided to any party relating to such tax treatment and tax structure. The Buyer may, at its option, in addition to obtaining any other remedy or relief available to it (including damages at law) and notwithstanding any limitation on survival of rights to indemnification with respect to a breach of such covenant pursuant to Section 8.1, seek to enforce the provisions of this Section 7.3 by injunction and other equitable relief.

7.4 Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld.

7.5 Non-competition; Non-solicitation.

(a) The Seller agrees that until the later of (a) the third anniversary of the Closing Date and (b) two years after termination of Seller’s service to the Company pursuant to the Employment Agreement (the “Noncompete Period”), he will not, directly or indirectly, without the prior written consent of the Buyer: (i) establish, enter into, be employed by or for, advise, consult with or become an owner in part of, any company, partnership, corporation or other entity or venture, that engages in the business of, or in any way engage in, the Business (for himself or others whether as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or representative) (collectively, the “Services”), worldwide; (ii) hire, or solicit for hire any Person who is then employed by the Company, the Buyer or any of their affiliates except for Members of the Immediate Family; or (iii) call upon any past or present customer of the Company for the purpose of providing any Service relating to the Business.

(b) Because of the difficulty of measuring economic losses to the Buyer as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to the Buyer, the Company and their affiliates for which they would have no other adequate remedy, the Seller agrees that, in the event of a breach by him of any of the covenants set forth in this Section 7.5, the Buyer may, at its sole option, in addition to obtaining any other remedy or relief available to it (including damages at law) and notwithstanding any limitation on survival of rights to indemnification with respect to a breach of such covenant pursuant to Section 8.1, seek to enforce the provisions of this Section 7.5 by injunction and other equitable relief.

(c) The parties agree that the covenants contained in this Section 7.5 impose a reasonable restraint on the Seller in light of the activities and business of the Buyer and the future plans of the Buyer.

(d) The covenants in this Section 7.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 7.5 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the provisions of this Section 7.5 shall thereby be reformed.

(e) Each of the covenants contained in this Section 7.5 shall be construed as a covenant independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer or any of its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants.

(f) The Noncompete Period shall be computed by excluding from such computation any time during which the Seller is in violation of any provision of this Section 7.5.

(g) The Seller acknowledges and agrees that the covenants set forth in this Section 7.5 are a material and substantial part of this transaction.

7.6 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare, or cause to be prepared, and file Tax Returns of the Company for the fiscal year ending June 30, 2006 and the fiscal year ending on or with the Closing Date. Buyer shall permit the Seller a reasonable opportunity to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall timely remit to the applicable Governmental Authorities any sums showed as being due and owing unless adequate amounts have been established and shown on the Preliminary Report (or the Final Report, provided that any payment determined to be due and owing by Seller to Buyer has been made pursuant to Section 1.3(d) hereof) in which case payment shall be made by the Company.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to Buyer, within five days following any demand by Buyer, an amount equal to the portion of its Taxes with respect to such Tax Returns which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 7.6(c) hereof) (except to the extent that liability for such Taxes was actually offset by a deferred Tax asset or an income Tax liability on the Preliminary Report (or the Final Report, provided that any payment determined to be due and owing by Seller to Buyer has been made pursuant to Section 1.3(d) hereof) prepared pursuant to Section 1.3 of this Agreement). Buyer shall permit the Seller to review and comment upon such Tax Returns prior to filing.

(iii) Buyer’s Responsibilities. The Buyer and the Company will take no position on its or their Tax Returns that relate to the Company that would adversely affect the Seller after the Closing Date, except as reasonably necessary pursuant to Applicable Law.

(b) Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause the Company and its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the preparation, execution and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include, without limitation, providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party notice pursuant to Section 9.5 of this Agreement prior to doing so. Buyer shall make the Company employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information provided by Buyer (or the Company or its Affiliates) pursuant to this Section 7.6(b). Seller shall make itself and its outside advisors reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information provided by Seller (or an Affiliate of a Seller) pursuant to this Section 7.6(b).

(c) Allocation of Certain Taxes.

(i) If the Company is permitted but not required under applicable state, local, or foreign income tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, except as provided in Section 7.6(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 7.6(c)(ii), any Tax resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Period.

(iii) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

(d) Carryovers, Refunds, and Related Matters.

(i) Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a Post-Closing Period shall be the property of the Company and shall be retained by the Company (or promptly paid by the Seller to the Company if any such refund (or interest thereon) is received by the Seller). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by the Company in a Post-Closing Period that results from the carryforward of any Tax attribute from a Pre-Closing Period shall be the property of the Company and shall be retained by the Company.

(ii) If (A) after the Closing Date, the Company receives a refund of any Tax that is attributable to a Pre-Closing Period (for the avoidance of doubt, a refund that results from the carryforward of a Tax attribute from a Pre-Closing Period as provided in Section 7.6(d)(i) is not considered attributable to a Pre-Closing Period), (B) (1) the Tax was paid by Seller on or after the Closing Date, or (2) the Tax was paid by Seller or the Company prior to the Closing Date and (C) Section 7.6(d)(iv) does not apply, then the Company promptly shall pay or cause to be paid to the Seller the amount of such refund together with any interest thereon.

(iii) In applying Section 7.6(d)(i) and Section 7.6(d)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.6(c).

(iv) If any item of loss or credit of the Company (or successor thereto) for a Post-Closing Period is carried back to a Pre-Closing Period, is used or otherwise absorbed and results in a refund or a reduction of Taxes otherwise payable, then Seller will not be entitled to such refund and Seller liability under this Agreement will be determined without regard to such carryback. The Seller shall provide such cooperation as Buyer may reasonably request in connection with obtaining any such refund or benefit.

(v) In the event that the Company (or any successor thereto) realizes any item of loss or credit for Tax purposes for any Post-Closing Period, the Company, in its sole discretion, may carry forward such loss or credit.

(vi) Buyer covenants that it shall not, without the express prior written consent of the Seller in each instance obtained, amend or modify any Tax Returns previously prepared and filed by the Company where such amendment or modification would cause, directly or indirectly, any additional tax liability to accrue to Seller. Buyer and Seller further covenant and agree that if any Tax Returns of the Company filed prior to the Closing Date become the subject of any inquiry or audit by any Governmental Authority, then notwithstanding anything in Section 8 hereof to the contrary, Buyer shall have the right to control the response to such inquiry and audit and approve any resolution of such inquiry or audit and Seller shall have the right to review and comment.

(e) Payment of Transfer Taxes and Fees. The Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Seller, its Affiliates, and the Company, with respect to such Transfer Taxes. The Company shall be caused to file all necessary documentation and Tax Returns with respect to such Transfer Taxes by the Buyer. Seller shall provide such cooperation as may be reasonably requested by Buyer in connection with the preparation, execution and filing of such Tax Returns for such Transfer Taxes. Buyer shall, within 60 days following the Closing, reasonably allocate the purchase price among the assets to the extent required or desirable to complete any necessary Transfer Tax Returns or reports and to compute the amount of any Transfer Taxes, and such allocation shall be binding upon the parties. The parties shall cooperate in the preparation, execution and filing of all such Tax Returns for Transfer Taxes in accordance with such allocation.

(f) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other similar agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to any Person pursuant to any such agreement or arrangement for any past or future period.

8. INDEMNIFICATION.

8.1 Survival of Representations and Warranties.

(a) Other than the Non-Surviving Representations and Warranties (as defined below), the representations and warranties of the parties made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing and continue in full force and effect for a period of three years, except for those made by Seller related to any claim covered by Environmental Matters (Section 3.19) which shall survive for the period allowed under applicable statutes of limitations, or with respect to title to Shares (Section 3.4), forever. A claim covered by Section 8.2(b) hereof shall survive for a period of three years from the Closing and a claim covered by Section 8.2(c) hereof shall survive for the period allowed by the applicable statute of limitations. No claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

(b) The following representations and warranties (the “Non-Surviving Representations”) shall not survive the Closing, and no claim of any kind including, without limitation, any claim for indemnification, may be made with respect to any of such representation and warranty after the Closing, other than claims based on fraud which shall have no expiration: No Conflicts (Section 3.3); Dividends (Section 3.5); Contracts (Section 3.6); Title to, Sufficiency and Nature of Assets (Section 3.8); Financial Statements (Section 3.9); Accounts Receivable (Section 3.10); Inventory (Section 3.11); No Material Adverse Effect (Section 3.12); Absence of Changes (Section 3.13); Litigation (Section 3.14); Taxes (Section 3.15); Governmental Authorizations (Section 3.17); Affiliated Transactions (Section 3.18); Insurance (Section 3.23); and Business Relationships (Section 3.24).

8.2 General Indemnification by the Seller. Subject to the limitations on Seller’s indemnity obligations contained in Section 8.5 below, the Seller hereby agrees to defend, protect, and hold harmless the Buyer and its Affiliates, stockholders, officers, directors, employees, agents, and representatives and their respective Affiliates, stockholders, officers, directors, employees, agents and representatives, and each of their heirs, successors, and assigns (individually, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, fines, penalties, interest, costs, audits, expenses (including reasonable attorneys’ fees unless a Buyer Indemnified Party refuses for any reason, other than a conflict as specified in Section 8.4(b)(4) below, to have the other party defend with the other party’s choice of counsel) and amounts paid in settlement (collectively “Damages”) that arise out of or result from (or from any allegation or assertion of):

(a) any inaccuracy in or breach of any representation or warranty of the Seller set forth herein or in any certificate or other document delivered in connection herewith and any misrepresentation in connection with this Agreement or the transactions contemplated hereby;

(b) any breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or in any certificate or other document delivered by the Company in connection herewith; and

(c) Any action or claim brought by Vincent J. Macri (“VJM”) or any of his Affiliates against any Buyer Indemnified Party or in which any Buyer Indemnified Party is involved in any capacity and which relates to the Company, to Macri LLC, to the transactions covered by this Agreement or to the Macri LLC Acquisition, to the LLC Agreement among the Company, Seller, VJM, Macri LLC and Equichem Research Institute Ltd. dated as of July, 2003 (the “LLC Agreement”) or any other matter related to any of the foregoing.

8.3 Indemnification by the Buyer. Subject to the limitations on Buyer’s indemnity obligations contained in Section 8.6 below, the Buyer hereby indemnifies and agrees to indemnify, defend, protect and hold harmless the Seller and his Affiliates and his agents and representatives and their respective Affiliates, stockholders, officers, directors, employees, agents and representatives, and each of their heirs, successors, and assigns, in each case other than VJM (a “Seller Indemnified Party”), from and against all Damages that arise out of or result from (or from any allegation or assertion of):

(a) any inaccuracy in or breach of any representation or warranty of the Buyer set forth herein or in any certificate or other document delivered in connection herewith and any misrepresentation in connection with this Agreement or the transactions contemplated hereby;

(b) any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or in any certificate or other document delivered by it in connection herewith;

(c) any claim for knowing misrepresentation or fraud with respect to a Non-Surviving Representation made by Buyer against Seller as to which Buyer fails to (i) obtain a judgment against Seller upholding such claim or (ii) enter into a settlement agreement with Seller as to such claim which provides for the payment of any Damages by Seller to Buyer; and

(d) The conduct of the Business and/or the operation of the Company from and after the Closing Date, except to the extent that such conduct or operation relates to claims or causes of action which arise out of events, facts or circumstances in existence prior to the Closing Date.

8.4 Notification of Claims.

(a) A Buyer Indemnified Party entitled to be indemnified pursuant to Section 8.2 hereof or a Seller Indemnified Party entitled to be indemnified pursuant to Section 8.3 hereof (the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, the “Indemnified Party”) shall notify the party obligated to provide such indemnification pursuant to Section 8.2 or 8.3 hereof (the “Indemnifying Party”) promptly in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under Section 8.2 or 8.3 hereof, as the case may be, including, in the case of a claim or demand made against the Indemnified Party by a Person that is not a party to this Agreement (a “Third Party Claim”), provided the failure to give such notice shall not relieve the Indemnifying Party of any obligation towards the Indemnified Party, except to the extent the Indemnifying Party is prejudiced by such failure to provide such notice.

(b) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.4(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

1.	the Indemnifying Party gives written notice to the Indemnified Party within ten days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party undertake the defense of the Indemnified Party with or without a reservation of rights against the

Indemnified Party from and against the entirety of any and all Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,

2.	the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,

3.	the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party,

4.	the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim,

5.	the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action,

6.	settlement of, an adverse judgment with respect to, or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers, Federal and state taxing authorities or other parties material to the conduct of its business), and

7.	the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim being defended by the Indemnifying Party in accordance with this Section 8.4(b); provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

8.5 Limitations on Seller’s Indemnification Obligations. Notwithstanding the provisions of this Section 8 to the contrary, the aggregate amount of any payments that shall be payable by Seller to the Buyer or any Buyer Indemnified Party as a result of any claims for indemnification made hereunder shall be limited to the total sum of twenty-five percent (25%) of Purchase Price (the “General Maximum Limitation”); provided, however, that Seller shall have no obligation to indemnify the Buyer or any Buyer Indemnified Party with respect to any Damages except to the extent that the aggregate amount of Damages exceeds one percent (1%) of Purchase Price (the “Basket”), and further that at such time as Damages exceed the Basket, the Seller shall be liable only for each dollar of Damages commencing with and including the first dollar of Damages in excess of the Basket. Notwithstanding anything contained in this

Section 8.5 to the contrary, the Basket shall not apply to (i) claims for Damages relating to the breach of the representations and warranties of Seller and the Company set forth in Section 3.4 relating to title to the Shares and the capitalization of the Company, (ii) claims for Damages relating to a breach of the covenants set forth in Section 7.5 relating to Non-Compete and Non-Solicit obligations (provided, however, that although Buyer may recover Damages under this Agreement, the asset purchase agreement relating to the Macri LLC Acquisition or a combination of the two agreements, the aggregate amount of Damages recoverable shall in no event exceed the aggregate Damages with respect to such breach by Seller), (iii) claims for Damages relating to a breach of the covenants set forth in Section 1.3 relating to payments by Seller of any post-Closing downward adjustment to the Purchase Price, or (iv) claims for Damages relating to matters covered by Section 8.2(c). Notwithstanding anything contained in this Section 8.5 to the contrary, neither the Basket nor the General Maximum Limitation shall apply to claims for Damages relating to the breach of any representation or warranty (including but not limited to the Non-Surviving Representations) by Seller that was actually known to be false when made or for fraud.

8.6 Limitations on Buyer’s Indemnification Obligations. Notwithstanding the provisions of this Section 8 to the contrary, the aggregate amount of any payments that shall be payable by Buyer to the Seller or any Seller Indemnified Party as a result of any claims for indemnification made hereunder shall be limited to the General Maximum Limitation; provided, however, that Buyer shall have no obligation to indemnify the Seller or any Seller Indemnified Party with respect to any Damages except to the extent that the aggregate amount of Damages exceeds the Basket, and further at such time as Damages exceed the Basket, the Buyer shall be liable only for each dollar of Damages commencing with and including the first dollar of Damages above the Basket. Notwithstanding anything contained in this Section 8.6 to the contrary, neither the Basket nor the General Maximum Limitation shall apply to claims for Damages relating to the breach of any representation or warranty by Buyer that was actually known to be false when made or for fraud.

9. GENERAL.

9.1 Cooperation. The Seller and the Buyer shall each deliver or cause to be delivered to the other at the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

9.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto. Notwithstanding the foregoing, Buyer may (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates, provided that Buyer will use reasonable efforts to provide notice to Seller of any such assignment, and (ii) upon notice to Seller, designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations under this Agreement). This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and no other Person or entity shall be regarded as a third-party beneficiary of this Agreement.

9.3 Entire Agreement; Amendment. This Agreement (including the Disclosure Letter and exhibits attached hereto) and the documents and instruments delivered pursuant hereto constitute the entire agreement and understanding between the Seller and the Buyer with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by the Seller and the Buyer.

9.4 Expenses. Each of the parties hereto will pay his or its own fees and expenses (including the fees and expenses of its own agents, representatives, accountants and counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

9.5 Notices. All notices, demands or communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next business day and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Buyer, addressed to it at:

PerkinElmer Holdings, Inc.

45 William Street

Wellesley, MA 02481

Attention: President

Fax: (781) 431-4115

with a copy to:

Day, Berry & Howard LLP

One International Place

Boston, Massachusetts 02110

Attention: Andrea M. Teichman, Esq.

Fax: (617) 345-4745

If to the Seller, addressed to him at:

J.N. Macri Technologies LLC

403 Oakwood Road

Huntington Station, NY 11746

Attention: James N. Macri

Fax: (631) 425-0811

with a copy to:

Jaspan Schlesinger Hoffman LLP

300 Garden City Plaza

Garden City, NY 11530

Attention: Igor Bilewich, Esq.

Fax: (516) 393-8282

9.6 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

9.7 Exhibits and Schedules. The Disclosure Letter, Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

9.8 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

9.9 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

9.10 Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

9.11 Jurisdiction. Each party to this Agreement, by its execution hereof, hereby:

(a) irrevocably submits to the exclusive jurisdiction of the state courts of The State of New York or the United States District Court located in The Eastern District, State of New York for the purpose of any Action (as defined below) between the parties arising in whole or in part under or in connection with this Agreement;

(b) waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (other than any homestead exemption that may be available to Seller in his state of residence), that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and

(c) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. For the purposes of this Agreement, “Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

9.12 Service of Process. Each party hereby:

(a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York State law, and

(b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

9.13 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

PERKINELMER HOLDINGS, INC.

/s/ John L. Healey
Name:	John L. Healy
Title:	Vice President and Secretary

SELLER:

/s/ James N. Macri
Name:	James N. Macri

Signature Page to Stock Purchase Agreement

SCHEDULE 1

GLOSSARY OF DEFINED TERMS

Defined Term	Section Number
Accounts Receivable	3.10
Action	9.11(c)
Affiliate	3.18(b)
Agreement	Introductory Paragraph
APA	5.5
Applicable Laws	3.16(a)
Balance Sheet	3.9
Balance Sheet Date	3.9
Basket	8.5
Business	Recitals
Buyer	Introductory Paragraph
Buyer’s Closing Documents	4.2
Buyer Indemnified Party	8.2
Closing	2.1
Closing Date	2.1
Code	3.15(a)
Company	Recitals
Contracts	3.6(a)
Current Assets	1.3(a)
Current Liabilities	1.3(a)
Damages	8.2
Disclosure Letter	3
Employee Shareholders	Recitals
Employee Shares	Recitals
Employee Shares Purchase Price	1.2
Employment Agreement	2.2(a)(ii)
Encumbrance	1.1
Environmental Laws	3.19(a)
ERISA	3.20(a)
ERISA Affiliate	3.20(a)
Escrow Agent	1.2
Final Report	1.3(c)
Financial Statements	3.9
GAAP	1.3(a)
General Maximum Limitation	8.5
Governmental Authority	3.3(b)
Governmental Authorization	3.17
Hazardous Substances	3.19(b)
Inbound License	3.22(f)
Indemnified Party	8.4(a)

Defined Term	Section Number
Indemnifying Party	8.4(a)
Intellectual Property	3.22(a)
IRS	3.15(a)
Knowledge	3.6(c)
Lease	2.2(a)(iv)
Licensed Software	3.22(i)
LLC Agreement	8.2(c)
Macri LLC	5.5
Macri LLC Acquisition	5.5
Material Adverse Effect	3.1
Members of the Immediate Family	3.18(d)
Noncompete Period	7.5(a)
Non-Surviving Representations	8.1
Off-the-Shelf Software	3.22(j)
Order	3.22(e)(2)
Ordinary Course of Business	3.7
Open Source Software	3.22(j)
Outbound License	3.22(g)
Owned Software	3.22(i)
Person	3.18(c)
Plans	3.20(a)
Post-Closing Period	7.6(c)(ii)
Pre-Closing Period	7.6(c)(ii)
Preliminary Report	1.3(b)
Proprietary Rights Agreement	3.21(b)
Purchase Price	1.2
Scheduled Intellectual Property	3.22(e)
Seller	Introductory Paragraph
Seller Indemnified Party	8.3
Seller’s Closing Documents	3.2
Seller’s Shares Purchase Price	1.2
Services	7.5(a)
Shares	Recitals
Software	3.22(j)
Target Working Capital	1.3(a)
Tax(es)	3.15(a)
Tax Returns	3.15(a)
Third Party Claim	8.4(a)
VJM	8.2(c)
Working Capital	1.3(a)